Exhibit (a)(1)(xxiv)
VOLUNTARY CONDITIONAL CASH OFFER
by
Singapore Technologies Semiconductors Pte Ltd
(Incorporated in Singapore)
(Co. Reg. No.: 199503003D)
a wholly-owned subsidiary of
Temasek Holdings (Private) Limited
(Incorporated in Singapore)
(Co. Reg. No.: 197401143C)
for
STATS ChipPAC Ltd.
(Incorporated in Singapore)
(Co. Reg. No.: 199407932D)
Financial adviser to Singapore Technologies Semiconductors Pte Ltd
Goldman Sachs (Singapore) Pte.
(Incorporated in Singapore)
(Co. Reg. No.: 198602165W)

Cautionary Note: This announcement does not constitute an offer to purchase any securities. The Offer (as defined herein) is being made only pursuant to an Offer to Purchase and related acceptance forms, and is being made to, inter alia, all holders of Ordinary Shares, ADSs and Convertible Notes (as defined herein), subject to compliance with applicable laws. Holders of Ordinary Shares, ADSs and Convertible Notes are advised to read all documents relating to the Offer that are filed with SGX-ST and the SEC, because they contain important information. Copies of the Offer to Purchase and other documents relating to the Offer are available on the website of SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.
ANNOUNCEMENT OF OFFER BEING DECLARED UNCONDITIONAL IN ALL RESPECTS
1.	OFFER DECLARED UNCONDITIONAL IN ALL RESPECTS

Goldman Sachs (Singapore) Pte. (“Goldman Sachs”) is pleased to announce, for and on behalf of Singapore Technologies Semiconductors Pte Ltd (the “Offeror”), that the voluntary conditional cash offer (the “Offer”) by the Offeror for, inter alia, all issued ordinary shares (“Ordinary Shares”) in the share capital of STATS ChipPAC Ltd. (“STATS ChipPAC” or the “Company”) and American Depositary Shares (“ADSs”) of STATS ChipPAC, each of which represents ten Ordinary Shares, has become unconditional in all respects as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.

Unless otherwise defined herein, all terms and references used in this Announcement are defined or construed in the Offer to Purchase dated 16 March 2007 (the “Offer to Purchase”).

2.	TERMINATION OF WITHDRAWAL RIGHTS

Accordingly, as provided in the terms of the Offer to Purchase:
(a)	the right of holders of Ordinary Shares and/or ADSs to withdraw any Ordinary Shares and ADSs tendered in acceptance of the Offer; and

(b)	the right of holders of Convertible Notes to withdraw any Convertible Notes tendered in acceptance of the Convertible Notes Offer, have been terminated as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007.
3.	LEVEL OF ACCEPTANCES OF THE OFFER

3.1	Acceptances of the Offer. As at 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007, after taking into account valid withdrawals of acceptances received on Friday, 13 April 2007[1], the Offeror has received valid acceptances in respect of:
(a)	an aggregate of 653,713,539 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 32.4 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)[2] and approximately 27.8 per cent. of the maximum potential issued share capital of the Company[3], comprising:
(i)	364,964,499 Ordinary Shares, representing approximately 18.1 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by

[1]	On Friday, 13 April 2007, the Offeror received withdrawals in respect of 38,000 Ordinary Shares.

[2]	Unless otherwise stated, all references in this Announcement to “the issued Ordinary Shares (including Ordinary Shares represented by ADSs)” are based on 2,020,697,713 Ordinary Shares (including Ordinary Shares represented by ADSs) as at 11 April 2007.

[3]	Unless otherwise stated, all references in this Announcement to “the maximum potential issued share capital of the Company” are based on the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) which would be in issue if all the outstanding Convertible Notes were validly converted and if all the outstanding Options were validly exercised, being 2,352,638,684 Ordinary Shares (including Ordinary represented by ADSs) as at 23 March 2007.

ADSs) and approximately 15.5 per cent. of the maximum potential issued share capital of the Company; and
(ii)	28,874,904 ADSs (which represent 288,749,040 Ordinary Shares), representing approximately 14.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 12.3 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$89,915,000.
As at 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007, no acceptances have been received by the Offeror in respect of the Convertible Notes due 2008.

3.2	Ordinary Shares held as at the Offer Announcement Date. As at the date of the Offer Announcement on 1 March 2007 (the “Offer Announcement Date”):
(a)	the Offeror owned 711,978,050 Ordinary Shares and 25,000 ADSs, representing approximately 35.2 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs); and

(b)	parties acting or deemed to be acting in concert with the Offeror owned 182,000 Ordinary Shares, representing approximately 0.01 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs)[4].
3.3	Ordinary Shares acquired or agreed to be acquired after the Offer Announcement Date and up to 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007 (other than pursuant to valid acceptances of the Offer). Between the Offer Announcement Date and 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror have not acquired or agreed to acquire any Ordinary Shares, ADSs or Convertible Notes other than pursuant to valid acceptances of the Offer[4].

3.4	Aggregate number of securities. Accordingly, as at 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007, the Offeror and parties acting or deemed to be acting in concert with the Offeror owned, controlled or have agreed to acquire:
(a)	an aggregate of 1,366,123,589 Ordinary Shares (including Ordinary Shares represented by ADSs), representing approximately 67.6 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately

[4]	The number of Ordinary Shares owned, acquired or agreed to be acquired by parties acting or deemed to be acting in concert with the Offeror as disclosed in this Announcement is to the best knowledge and belief of the Offeror.

58.1 per cent. of the maximum potential issued share capital of the Company, comprising:
(i)	1,077,124,549 Ordinary Shares, representing approximately 53.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 45.8 per cent. of the maximum potential issued share capital of the Company; and

(ii)	28,899,904 ADSs (which represent 288,999,040 Ordinary Shares), representing approximately 14.3 per cent. of the issued Ordinary Shares (including Ordinary Shares represented by ADSs) and approximately 12.3 per cent. of the maximum potential issued share capital of the Company; and
(b)	Convertible Subordinated Notes due 2008 for an aggregate principal amount of US$89,915,000.
4.	CONDITIONS SATISFIED

4.1	In the Offer to Purchase, it was stated that the Offer was subject to:
(a)	the Offeror having received, by the final closing date of the Offer, valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of the Offeror or parties acting or deemed to be acting in concert with it, will result in the Offeror and parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) carrying more than 50 per cent. of voting rights attributable to the issued Ordinary Shares (including Ordinary Shares represented by ADSs) as of the final closing date of the Offer (the “Minimum Tender Condition”).

Accordingly, the Offer for the Ordinary Shares and ADSs will not be capable of being declared unconditional as to acceptances until the final closing date of the Offer, unless at any time prior to the closing date of the Offer (but after the first closing date of the Offer), the Offeror has received valid acceptances (which have not been withdrawn) in respect of such number of Ordinary Shares and ADSs which, together with Ordinary Shares owned, controlled or agreed to be acquired before or during the Offer by or on behalf of the Offeror or parties acting or deemed to be acting in concert with it, will result in the Offeror or parties acting or deemed to be acting in concert with it holding such number of Ordinary Shares (including Ordinary Shares represented by ADSs) representing more than 50 per cent. of the maximum potential issued share capital of the Company; and

(b)	the conditions set out under “THE OFFER — Section 14. Conditions to the Offer” in the Offer to Purchase.

4.2	As at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007, the conditions referred to in paragraph 4.1 have been fulfilled as:
(a)	the Offeror has received valid acceptances (which have not been withdrawn) in respect of 364,964,499 Ordinary Shares and 28,874,904 ADSs which, together with Ordinary Shares (including Ordinary Shares represented by ADSs) owned, controlled or agreed to be acquired before or during the Offer by or on behalf of the Offeror and parties acting or deemed to be acting in concert with it, results in the Offeror and parties acting or deemed to be acting in concert with it holding an aggregate of 1,366,123,589 Ordinary Shares (including Ordinary Shares represented by ADSs), representing 58.1 per cent. of the maximum potential issued share capital of the Company; and

(b)	the conditions set out under “THE OFFER — Section 14. Conditions to the Offer” in the Offer to Purchase have been satisfied.
4.3	Accordingly, as all the conditions of the Offer for the Ordinary Shares and ADSs have been fulfilled, the Offer for the Ordinary Shares and ADSs is hereby declared to be unconditional in all respects.

4.4	As the Offer for the Convertible Notes is subject to the Offer for the Ordinary Shares and ADSs being declared unconditional in all respects, the Offer for the Convertible Notes is accordingly hereby declared to be unconditional in all respects.

5.	CLOSING DATE

5.1	Earlier on Friday, 13 April 2007, the Offeror had announced that the Offer has been extended to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 16 April 2007, or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

5.2	Pursuant to this Announcement, the Offer will be extended from 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 16 April 2007 to 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

5.3	Accordingly, the Offer shall close at 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

5.4	During this extended period, holders of Ordinary Shares, ADSs and/or Convertible Notes may continue to accept the Offer on the same terms and conditions, but withdrawals of acceptances of the Offer for Ordinary Shares, ADSs and Convertible Notes are not permitted.

6.	PROCEDURES FOR ACCEPTANCE

6.1	Ordinary Shares. Holders of Ordinary Shares who wish to accept the Offer but have not done so should complete, sign and forward the FAA (in respect of Ordinary Shares held with a securities account at the Central Depository (Pte) Limited (the “CDP”)) or FAT (in respect of Ordinary Shares held in scrip form) and all other relevant documents as soon as possible so as to reach the Offeror c/o The Central Depository (Pte) Limited (in respect of Ordinary Shares deposited with CDP) or the

Offeror c/o M & C Services Private Limited (in respect of Ordinary Shares held in scrip form) not later than 5.30 p.m. Singapore time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror.

6.2	ADSs. Holders of ADSs who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the ADS Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. As a practical matter, acceptances of ADSs will have to be received by the Tender Agent in New York by the close of business on Friday, 27 April 2007 in New York.

6.3	Convertible Notes. Holders of Convertible Notes who wish to accept the Offer but have not done so should complete, sign and forward to the Tender Agent the Convertible Notes Letter of Transmittal and all other relevant documents so as to be received by the Tender Agent not later than 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. As a practical matter, acceptances of Convertible Notes will have to be received by the Tender Agent in London by the close of business on Friday, 27 April 2007 in London.

6.4	Offer Documents. Holders of the Securities who have not received or who have misplaced the Offer to Purchase and/or the relevant acceptance forms may obtain copies of the same during normal office hours up to Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror from:
(a)	in respect of holders of Ordinary Shares deposited with the CDP: The Central Depository (Pte) Limited, 4 Shenton Way, #02-01 SGX Centre 2, Singapore 068807 (Tel No.: +65 6535-7511);

(b)	in respect of holders of Ordinary Shares held in scrip form: M & C Services Private Limited, 138 Robinson Road #17-00, The Corporate Office, Singapore 068906 (Tel No.: +65 6227-6660); and

(c)	in respect of holders of ADSs or Convertible Notes: MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, United States of America (Tel No.: +1 800 322-2885).
6.5	Others. Persons who have bought Ordinary Shares using their Central Provident Fund (“CPF”) account and through a CPF agent bank or through a finance company or a depository agent (the “Relevant Holders”) can only accept the Offer through their CPF agent bank, finance company or depository agent, as the case may be. The Relevant Holders will be receiving acceptance details and information separately from their CPF agent bank, finance company or depository agent and should also note that the deadline for them to communicate their acceptance of the Offer to their CPF agent bank, finance company or depository agent could be earlier than the Closing Date.

7.	SETTLEMENT

7.1	Holders of Ordinary Shares, ADSs and/or Convertible Notes who have validly tendered their securities in acceptance of the Offer for the Ordinary Shares, ADSs and/or Convertible Notes, as the case may be, on or before the date of this Announcement, being the date on which the Offer is declared unconditional in all respects, will be paid the Offer Price within 14 calendar days of the date of this Announcement.

7.2	Holders of Ordinary Shares, ADSs and/or Convertible Notes who have validly tendered their securities in acceptance of the Offer for the Ordinary Shares, ADSs and/or Convertible Notes, as the case may be, after the date of this Announcement (but before 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror) will be paid the Offer Price within 14 calendar days of the date of receipt of their valid acceptances.

7.3	In each case, the Offeror will use its best efforts to make the payment within seven U.S. business days.

8.	OPTIONS PROPOSAL

8.1	Concurrent with the Offer, the Offeror has made a proposal to all holders of options granted under certain STATS ChipPAC share option plans (the “Options Proposal”). Similarly as in the Offer, the right of Optionholders to withdraw any acceptances submitted by them in respect of the Options Proposal has been terminated as at 3.30 p.m. Singapore time, 3.30 a.m. New York City time on Friday, 13 April 2007. The Options Proposal will also remain open until 5.30 p.m. Singapore time, 5.30 a.m. New York City time on Monday, 30 April 2007 or such later date(s) as may be announced from time to time by or on behalf of the Offeror. During this period, Optionholders may continue to accept the Options Proposal on the same terms and conditions, but withdrawals of acceptances of the Options Proposal are not permitted.

8.2	As at 7.00 a.m. Singapore time, 7.00 p.m. New York City time on Thursday, 12 April 2007, valid acceptances of the Options Proposal have been received (and not withdrawn) in respect of Options exercisable for 64,677,298 Ordinary Shares. As the level of acceptances of the Options Proposal as at 5.00 p.m. Singapore time, 5.00 a.m. New York City time on Friday, 13 April 2007 are still being processed as at the date and time of this Announcement, the Offeror will announce such level of acceptances in due course. The Options Proposal is subject to the terms and conditions set out in the letter from the Offeror to all Optionholders dated 16 March 2007, as supplemented by the letter from the Offeror to all Optionholders dated 9 April 2007, which are available on the website of the SGX-ST at www.sgx.com and the website of the SEC at www.sec.gov.

9.	RESPONSIBILITY STATEMENT

The directors of the Offeror (including any who may have delegated detailed supervision of this Announcement) have taken all reasonable care to ensure that the facts stated and all opinions expressed in this Announcement are fair and accurate and that no material facts have been omitted from this Announcement, and they jointly and severally accept responsibility accordingly. Where any information has been extracted or reproduced from published or publicly available sources (including, without limitation, in relation to STATS ChipPAC), the sole responsibility of the directors of the Offeror has been to ensure through reasonable enquires that such information is accurately extracted from such sources or, as the case may be, reflected or reproduced in this Announcement.
Issued by
Goldman Sachs (Singapore) Pte.

For and on behalf of
Singapore Technologies Semiconductors Pte Ltd

13 April 2007